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            Clarus Makes Bold Market Move to an Internet Pure Play

                  --  Agrees to sell ERP business to Geac --

ATLANTA August 24, 1999 --Clarus Corporation (NASDAQ: CLRS) has signed a definitive agreement with Geac Computer Systems, Inc. (TSE: GAC) to sell its ERP solutions business for a total of approximately $17 million. The transaction is expected to close in the fourth quarter of this year. In a strategic move, Clarus announced that following the sale the Company will focus exclusively on its aggressive business plan for delivering leading business-to-business (B2B) e-commerce solutions.

"A tremendous opportunity exists in the business-to-business e-commerce market where Clarus is experiencing phenomenal growth. This market demands a different strategy from that required in the ERP market, in terms of technology, channels, operational style and capital needs," explains Steve Jeffery, CEO and President of Clarus.

The boards of directors of both companies have unanimously approved the proposed sale. The acquisition is subject to regulatory and stockholder approval, possible adjustments, and other customary conditions. Under terms of the agreement, Geac has agreed to acquire substantially all of Clarus' ERP assets, including the products, manufacturing assets, intellectual property and approximately 150 employees of the business. Clarus and Geac will work closely to smoothly transition the software products and service of customer accounts to Geac.

Clarus' Financial and HRMS applications broaden and enhance Geac's current leading cross platform solutions. Geac's best-of-breed HR, Procurement and Financial applications are successfully implemented in mid- to large-sized
enterprises around the world.   The new combined offering will allow customers
to make superior choices based on vertical market, platform and geography that will dramatically deliver enhanced information access and maximized return on investment.
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Following the pending acquisition, Clarus Corporation will be dedicated to its
B2B e-commerce solutions. As part of this major reorganization, Arthur Walsh has been appointed acting CFO. William Fielder will be leaving the Company.

Atlanta-based Clarus Corporation (www.claruscorp.com; NASDAQ: CLRS) is a leader in providing B2B e-commerce applications that enable organizations to gain control of their operational resources, including non-production goods and services. The Clarus Commerce solution leverages Web technology and channel partners to connect large populations of employees, management and suppliers with continuous planning, monitoring and control of resources, which can result in a dramatic impact on the bottom line. Clarus delivers its e-commerce solutions via direct and indirect channels and offers innovative "zero capital" pricing models to service very large to medium and small sized companies. The company's flagship product, Clarus eProcurement, is being used at more than 20 sites for customers including MasterCard International, MetLife, First Data Corporation, Hyatt Regency and Parsons Brinckerhoff, with planned deployment to more than 120,000 employees.

                                     # # #

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISKS INCLUDING THAT THE BENEFITS EXPECTED BY THE COMPANY AS A RESULT OF THIS ANNOUNCEMENT MAY NOT OCCUR.

Throughout this release, software and hardware products are mentioned by name. In most, if not all, cases, these product names are claimed as trademarks by the companies that manufacture the products. It is not our intention to claim these names or trademarks as our own.


      Nancy O'Donnell
      Director of Investor Relations
      Clarus Corp.  http://www.claruscorp.com
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                email  odonnelln@claruscorp.com
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                voice            (770) 291-3973
                fax              (770) 291-4997